Exhibit 3(vi)

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                            (After Issuance of Stock)
              -----------------------------------------------------

                           ALL-COMM MEDIA CORPORATION


         We the undersigned, J. Jeremy Barbera, Chairman and President, and Alan
I. Annex, Secretary of ALL-COMM MEDIA CORPORATION, a Nevada corporation (the "Company"), do hereby certify:

         That the Board of Directors of said corporation, by Unanimous Written Consent on the 27th day of May, 1997, adopted a resolution to amend the amended and restated articles as follows:

                 Article I is hereby amended to read as follows:

         "The name of the Corporation is Marketing Services Group, Inc."

         The number of shares of the Corporation outstanding and entitled to vote on an amendment the Articles of Incorporation is 11,426,764; that the said change and amendment has been consented to and approved by a majority of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon

         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of June 30, 1997.


                                           By:  /s/ J. Jeremy Barbera
                                                J. Jeremy Barbera
                                                Chairman and President

                                           By:  /s/ Alan I. Annex
                                                Alan I. Annex
                                                Secretary

State of New York } ss.
County of NY      }

         On June 30, 1997 personally appeared before me, a Notary Public, J. Jeremy Barbera, Chairman and President and Alan I. Annex, Secretary of All-Comm Media Corporation, who acknowledged that they executed the above instrument.


                                                /s/ Eric M. Roth
                                                Signature of Notary